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                                                21062 Bake Parkway, Suite 200
                                                Lake Forest, CA 92630
                                                888-822-2660
                                                Fax: (949) 597-0662

NEWS RELEASE

CONTACT:
Norris Battin
The Cooper Companies, Inc.
ir@coopercompanies.com

FOR IMMEDIATE RELEASE

                   COOPER COMPANIES' UNIT TO ACQUIRE CL-TINTERS

LAKE FOREST, Calif., April 10, 2001 -- The Cooper Companies, Inc (NYSE:COO) announced today that its CooperVision (CVI) unit has signed a letter of understanding to purchase privately held CL-Tinters (CLT) a leading manufacturer of cosmetic contact lenses. Terms were not disclosed. The acquisition is subject to the execution of definitive agreements and customary closing conditions.

Based in Helsinki, Finland, CLT, with annual revenue of about $4 million, was founded in 1993 and markets its products through a network of distributors in Europe and the Far East. CLT has an agreement with CVI to apply color tints to CVI's Frequency'r' Colors line of aspheric cosmetic contact lenses, which CVI currently markets in Europe and Canada. The lenses themselves are manufactured by CVI.

CVI Chief Operating Officer Gregory A. Fryling said that the acquisition would allow CVI to increase the manufacturing capacity for its recently introduced Frequency Colors product line and decrease its unit cost. CVI has marketed Frequency Colors in Europe since May 2000. It is currently introducing the product line in the United States, which holds about 70 percent of the world market for cosmetic lenses, under the Expressions'TM' label, and expects to have the full launch completed by the end of the summer.

Ciba Vision Corporation, a subsidiary of Novartis AG, has initiated litigation against the Company in the U.K. and France alleging that certain color lenses manufactured under CVI's license agreement with CLT infringe upon certain Ciba patents. Cooper has thoroughly studied the various patents associated with its cosmetic product and is confident that its color lens does not infringe on the valid patent rights of any third party. Cooper believes that Ciba's claims are without merit and intends to vigorously defend against the lawsuits.





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The cosmetic lens market -- opaque and color enhancing lenses that change the appearance of the eye's natural color -- is the world's second largest and fastest growing specialty lens market segment behind toric lenses. Worldwide revenue is about $260 million. Disposable cosmetic lenses, the segment in which Frequency Colors and Expressions competes, is about $150 million worldwide growing at about 15 percent annually.

In addition to tinting opaque lenses, CLT also offers Crazy'r' Lens, a fashion lens that provides various images or geometric patterns around the pupil and a prosthetic lens that masks corneal scarring or other disfigurements of the eye. CVI currently markets these lenses under its own label. CLT also plans to launch a tinted color product that enhances the color of the eye in North America within the next 12 months. CVI also markets Natural Touch'r' a conventional opaque lens (replaced annually) that CL-Tinters will now manufacture.

Forward-Looking Statements
Some of the information included in this news release contains 'forward-looking statements' as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements include all statements regarding anticipated growth in our revenue, anticipated market conditions and results of operations. To identify forward-looking statements look for words like 'believes,' 'expects,' 'may,' 'will,' 'should,' 'seeks,' 'intends,' 'plans,' 'estimates' or 'anticipates' and similar words or phrases. Discussions of strategy, plans or intentions often contain forward-looking statements. These, and all forward-looking statements, necessarily depend on assumptions, data or methods that may be incorrect or imprecise.

Events, among others, that could cause actual results and future actions to differ materially from those described by or contemplated in forward-looking statements include major changes in business conditions, a major disruption or other production issues at our manufacturing facilities, new competitors or technologies, the impact of an undetected virus on our computer systems, acquisition integration delays or costs, foreign currency exchange exposure, investments in research and development and other start-up projects, dilution to earnings per share from acquisitions or issuing stock, regulatory issues, significant environmental cleanup costs above those already accrued, litigation costs including any related settlements, costs of business divestitures, the requirement to provide for a significant liability or to write off a significant asset, changes in accounting principles or estimates, and other factors described in our Securities and Exchange Commission filings, including the 'Business' section in our Annual Report on Form 10-K for the year ended October 31, 2000. We caution investors not to rely on forward-looking statements. They reflect our analysis only on their stated date or the date of this news release. We disclaim any intent to update these forward-looking statements.

Internet Addresses
The Internet addresses in this release are for informational purposes only and not intended for use as hyperlinks. Nothing in any of these addresses is a part of this news release.





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The Cooper Companies, Inc. and its subsidiaries develop, manufacture and market specialty healthcare products. CooperVision, Inc., headquartered in Lake Forest, Calif., with manufacturing facilities in Huntington Beach, Calif., Rochester, N.Y., Toronto, Canada and Hamble, England, markets a broad range of contact lenses for the vision care market. Its Web site is www.coopervision.com. CooperSurgical, Inc., headquartered in Shelton, Conn., markets diagnostic products, surgical instruments and accessories for the gynecological market. Its Web site is www.coopersurgical.com. The Company's corporate offices are located in Lake Forest and Pleasanton, Calif. A toll free interactive telephone system at 1-800-334-1986 provides stock quotes, recent press releases and financial data. The Cooper Companies Web address is www.coopercos.com.

The Cooper Companies, Inc., its subsidiaries, affiliates or both, own the Frequency'r' trademark. Crazy'r' Lens is a trademark of CL-Tinters.

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